EXHIBIT 99.1

[LOGO]

FOR IMMEDIATE RELEASE

Contact:
Investors & Financial Media:	Media:
Mitch Gellman	Elaine Marshall
(949) 260-8328	(949) 260-8219
ir@simpletech.com	emarshall@simpletech.com

SIMPLETECH RETURNS TO PROFITABILITY WITH THIRD QUARTER

REVENUES INCREASING 29% FROM PRIOR QUARTER

Results Reflect Year-Over-Year Increases in Revenues of 66% from Flash Products,

399% from Stacking Product Lines and Improved Memory Industry Fundamentals

November 5, 2003 — Santa Ana, Calif. — SimpleTech, Inc. (Nasdaq:STEC), a designer, manufacturer and marketer of custom and open-standard memory solutions based on Flash memory and DRAM technologies, today announced its financial results for the third quarter and the nine months ended September 30, 2003. Provision for income taxes for the third quarter of 2003 was zero as a result of research and development, and enterprise zone credits recorded in the quarter. Revenues for the third quarter of 2003 were $57.5 million, an increase of 29% from $44.7 million for the second quarter of 2003, and an increase of 58% from $36.5 million for the third quarter of 2002. Revenues for the third quarter of 2003 increased from the same quarter of 2002 due to revenue growth from all major product lines, including an increase of $9.2 million, or 399% in sales of stacking memory products. In addition, Flash revenues grew $8.4 million or 66% in the third quarter of 2003 compared to the same period in 2002. This marks the fifth consecutive quarter of 55% or greater quarterly growth in Flash revenues when compared to the same period in the prior year.

Net income per share for the third quarter of 2003 was $0.01, compared to a net loss per share of $0.02 for the second quarter of 2003 and a net loss per share of $0.03 for the same period in 2002. Results for the third quarter of 2003 exceeded the company’s original guidance from July 29, 2003, of revenues ranging from $48.0 to $50.0 million and a net loss of $0.01, and were in line with the company’s updated guidance from October 1, 2003. The company also increased its units shipped from 994,000 for the second quarter of 2003 to 1,047,000 for the third quarter of 2003.

Business Segments

Consumer Division

Consumer Division revenues comprised 73% of total revenues for the third quarter of 2003, compared to 81% of total revenues for the second quarter of

2003. Consumer revenues increased 16% from $36.1 million for the second quarter of 2003 to $41.9 million for the third quarter of 2003. The third- quarter growth resulted from increased revenues from all major product lines.

OEM Division

Revenues from OEM Division customers comprised 27% of total revenues for the third quarter of 2003, compared to 19% of total revenues for the second quarter of 2003. OEM revenues increased 79% from $8.7 million for the second quarter of 2003 to $15.6 million for the third quarter of 2003. This third-quarter growth resulted primarily from a $6.5 million increase in the sales of stacking memory products from several key OEM customers.

Xiran Division

During the quarter, the Xiran Division received its first purchase orders for its DPA-1200H streaming media accelerator card. The purchase orders were received earlier than originally anticipated. The purchase orders are expected to generate nominal revenues in the fourth quarter of 2003.

Business Outlook

“We are pleased with our accomplishments for the third quarter of 2003 and with our current outlook for the fourth quarter of 2003,” said Manouch Moshayedi, CEO of SimpleTech, Inc.

“On October 1, 2003, we filed for a follow-on public offering with the Securities and Exchange Commission. Our primary goals were to raise capital at an optimal cost for our company and increase our public float. I am pleased to report that we have successfully completed the offering. In the end, we were successful in accomplishing both objectives. We more than doubled the number of our shares available in the public float from approximately 8 million to 19.5 million. We also strengthened our balance sheet, having recently added more than $50 million to our cash position as a result of the follow-on public offering and remain debt-free.

“As market conditions continue to improve, our stronger financial position provides us with more opportunities to focus on our core competencies and grow our business. We believe that we are well positioned to take advantage of our improving industry conditions and company-generated opportunities. As component pricing for both DRAM and Flash memory has remained stable during the third quarter and into the fourth quarter of 2003, demand for both our customized and open-standard memory solutions has increased. Based on current semiconductor market trends, we presently expect that our revenues for the fourth quarter of 2003 will grow 10% to 15% to between $63 million and $66 million and that diluted earnings per share will improve to approximately $0.02.”

Conference Call

SimpleTech, Inc., will hold an open conference call to discuss results for the third quarter of 2003. The call will take place today at 1:30 p.m., Pacific/4:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International). A digital recording of the call will be available for 48 hours beginning approximately two hours after the completion of the conference. The call-in numbers for the replay are 1-800-642-1687 (United States and Canada) and 1-706-645-9291 (International). The access code for the replay is 3563089.

Webcast

This call is being webcast by CCBN and can be accessed at SimpleTech’s web site at www.simpletech.com.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network such as America Online’s Personal Finance Channel, Fidelity Investments(R) (Fidelity.com) and others. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). StreetEvents allows institutional investors to identify, organize, and track the hundreds of conference calls that occur each day during earnings season, to download events of interest to their Outlook calendar, and to RSVP to events online.

About SimpleTech, Inc. (Nasdaq: STEC)

SimpleTech, Inc., designs, manufactures and markets custom and open-standard memory solutions based on Flash and DRAM memory technologies. Headquartered in Santa Ana,California, the company offers a comprehensive line of over 2,500 products and specializes in developing high-density, memory modules, memory cards and storage drives. For information about SimpleTech, Inc., and to subscribe to the company’s “Email Alert” service, please visit our web site at www.simpletech.com, click Investors and then Email Alert.

Safe Harbor

This release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the expected revenues to be generated by the Xiran Division, outlook for the fourth quarter of 2003, improvement in market and industry conditions, our continued focus on our core competencies and growth of our business, our ability to take advantage of improving industry conditions, stabilization of component pricing for DRAM and Flash memory, increased demand for our customized and open-standard memory solution and revenue and earnings guidance for the fourth quarter of 2003. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Registration Statement on Form S-1, as amended, originally filed with the Securities and Exchange Commission on October 1, 2003 and declared effective on October 23, 2003, its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: fluctuations in our quarterly results, dependence on a small number of suppliers for our IC components, limited availability of DRAM and Flash IC components, the fluctuations in the costs of raw materials, declines in our average sales prices, changes in pricing and demand environment for our products, dependence on a limited number of customers for a significant portion of our revenues, difficulties in successfully implementing new customer and supplier relationships, the significant revenue growth achieved in the third quarter of 2003 may not be indicative of future revenue growth, new and changing technologies may limit the applications of our products, purchase orders received by the Xiran Division products may not lead to significant future revenues, the Xiran Division technology may not achieve timely product commercialization, the Xiran Division technology may not be synergistic with our existing business and the cost to operate the Xiran Division may vary from projections. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Financial Statements Follow

SimpleTech, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2003	December 31, 2002
ASSETS:
Current Assets:
Cash and cash equivalents	$27,609	$33,992
Marketable securities	9,980	9,980
Accounts receivable, net of allowances of $995 at September 30, 2003 and $782 at December 31, 2002	24,011	19,019
Inventory, net	22,757	14,141
Deferred income taxes	—	28
Income taxes receivable	2,719	3,860
Other current assets	792	59

Total current assets	87,868	81,079
Furniture, fixtures and equipment, net	8,522	10,169
Intangible assets	351	835
Deferred income taxes	4,345	2,378

Total assets	$101,086	$94,461

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$25,009	$16,381
Current maturities of capital lease obligations	—	113
Accrued and other liabilities	3,566	4,152
Deferred income taxes	107	—

Total current liabilities	28,682	20,646

Total liabilities	28,682	20,646

Shareholders’ Equity:
Common stock	39	39
Additional paid-in capital	67,497	66,716
Retained earnings	4,868	7,060

Total shareholders’ equity	72,404	73,815

Total liabilities and shareholders’ equity	$101,086	$94,461

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net revenues	$57,470	$36,501	$143,133	$130,754
Cost of revenues	47,655	29,911	118,663	106,554

Gross profit	9,815	6,590	24,470	24,200

Sales and marketing	4,617	4,065	14,946	13,132
General and administrative	2,684	2,316	7,559	8,020
Research and development	2,282	2,503	6,454	6,448
In-process research and development expenses	—	—	—	1,360

Total operating expenses	9,583	8,884	28,959	28,960

Income (loss) from operations	232	(2,294)	(4,489)	(4,760)
Interest income, net	101	198	376	594

Income (loss) before benefit for income taxes	333	(2,096)	(4,113)	(4,166)
Benefit for income taxes	—	(1,040)	(1,921)	(2,707)

Net income (loss)	$333	$(1,056)	$(2,192)	$(1,459)

Net income (loss) per share:
Basic	$0.01	$(0.03)	$(0.06)	$(0.04)

Diluted	$0.01	$(0.03)	$(0.06)	$(0.04)

Shares used in computation of net income (loss) per share:
Basic	38,977,567	38,551,307	38,908,911	38,460,950

Diluted	42,014,714	38,551,307	38,908,911	38,460,950

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